Exhibit 99.1
                                                                    ------------

JAVELIN



FOR IMMEDIATE RELEASE


 FINAL RESULTS OF PHASE II/III STUDY SHOW DYLOJECT(TM) HAS SUPERIOR PAIN RELIEF,
         FASTER ONSET AND LESS THROMBOPHLEBITIS COMPARED TO VOLTAROL(R)
                       IN PATIENTS WITH POSTSURGICAL PAIN

         BERLIN, GERMANY, SEPTEMBER 16, 2005 - Javelin Pharmaceuticals, Inc. (OTC BB: JVPH) today announced final results from the Phase II/III study of Dyloject(TM) in 155 patients with moderate-to-severe postsurgical pain. In addition to meeting the study's primary endpoints of total pain relief through 4 hours and non-inferiority to Voltarol(R), secondary endpoint results showed statistically significant superior pain relief over the first two hours compared to Voltarol(R). Dyloject(TM) demonstrated faster onset of analgesia within 15 minutes compared to Voltarol(R) according to pain intensity and pain relief measures, and the proportion of patients achieving a clinically meaningful 30% decrease in pain intensity. Patients who received Dyloject(TM) also had a lower incidence and severity of phlebitis at the site of intravenous administration compared to those given Voltarol(R). These data will be presented today in a podium presentation at the Annual Meeting of the European Society for Regional Anesthesia and Pain Medicine (ESRA). (Abstract #216).

         "These exciting results show that Dyloject(TM) offers a fundamental clinical improvement - superior efficacy and quicker onset - with no downside in terms of safety or duration of action", said Dr. Daniel Carr, CEO and Chief Medical Officer of Javelin Pharmaceuticals. "In addition, Dyloject(TM) was less irritating to veins than Voltarol(R), which translates into convenience and cost savings for postoperative patients whose intravenous sites risk being inflamed or clotted. With growing concerns about the safety of selective COX-2 inhibitors, the nonselective nonsteroidal anti-inflammatory drug Dyloject(TM) is a promising alternative based upon an active pharmaceutical ingredient with a large and well-established safety database".

         In this Phase II/III head-to-head study, a total of 155 patients with postsurgical moderate-to-severe pain were randomized to receive a single dose of Dyloject(TM) 75mg (n=53), Voltarol(R) 75 mg (n=50) or placebo (n=52). Dyloject(TM) provided statistically superior pain relief over Voltarol(R) over the initial 2 hours post-dose as measured both on Visual Analog Scale (VAS) (p=0.009) and categorical (p=0.019) scale. After the initial 2 hours post dose, both active treatment groups had similar pain relief scores that remained superior to placebo through 8 hours.

         The study showed statistically superior onset of analgesia at 15 and 30 minutes post dose as measured on the VAS and categorical pain intensity and pain relief scales (p<0.05). Further, a significantly greater proportion of patients achieved a clinically meaningful 30% decrease in pain intensity by 15 minutes (p=0.0022) after Dyloject(TM) than after Voltarol(R)(.) The benefits of quicker onset of action and superior initial response in patients receiving Dyloject(TM) did not occur at the expense of a shortened duration of analgesic effect. The median time to rescue medication was similar (approximately 6 hours) in both active treatment groups.

         Phlebitis, (inflammation at the site of intravenous infusion) was gauged by standard adverse event reporting and using a 6-point thrombophlebitis assessment scale. Phlebitis was reported half as frequently by patients who received Dyloject(TM) (5.7 percent) in comparison to Voltarol(R) (12 percent), and by 1.9 percent of patients who received placebo treatment. Direct assessment by the Investigator of the intravenous cannula site using the thrombophlebitis assessment scale confirmed the lower incidence and severity of phlebitis. Less than 4 percent of patients who received Dyloject(TM) had mild grade-1 phlebitis. Eight percent of patients who received Voltarol(R) had phlebitis: 4 percent of patients had grade-1 phlebitis and 4 percent of patients developed a more severe grade-2 phlebitis. Apart from phlebitis, adverse events were reported with similar incidence, severity and attribution among active treatment groups. Overall across all three treatment groups, the most frequently reported treatment-related adverse events were phlebitis (6.5 percent), headache (4.5 percent), nausea (3.2 percent), fatigue (2.6 percent), haematuria (2.6 percent) vomiting (1.9 percent), post procedural hemorrhage (1.3 percent) and rash (1.3 percent).

ABOUT THE STUDY
         A total of 155 postsurgical patients were randomized to receive either a single bolus intravenous injection of Dyloject(TM) 75 mg, a 30 minute intravenous infusion of Voltarol(R) 75 mg, or placebo in this single-center, double-blind, placebo- and comparator-controlled study. In this "blinded" study, patients received identical treatments and the identity of each was not known by either the Investigator or the patient. On July 12, 2005, the Company announced that it had met the primary endpoints in this pivotal European Phase II/III study. Total pain relief from 0 to 4 hours post-injection (TOTPAR4), one of two primary measures of the study, employed patient ratings of pain relief using a 0-100 millimeter Visual Analog Scale (VAS), summed over 4 hours. TOTPAR4 for Dyloject(TM) was superior to placebo. Therapeutic non-inferiority to Voltarol(R) was prespecified as no less than a 15 mm difference on the 0-100 mm scale at each time point in the first 4 hours post-injection. This endpoint also was achieved.

ABOUT DYLOJECT(TM)
         Dyloject(TM), an injectable, nonsteroidal, anti-inflammatory drug (NSAID) has analgesic, anti-inflammatory and antipyretic activity. Diclofenac, the same active ingredient in Dyloject(TM), Voltaren(R), Cataflam(R) and Voltarol(R)(,) is a leading analgesic for the treatment of moderate-to-severe postsurgical pain and has a demonstrated history of efficacy and safety as an NSAID since its approval in 1981. The safety of short-term use of diclofenac, which is a nonselective NSAID and not a selective COX-2 inhibitor, has been reaffirmed in recent white papers issued in 2005 by European and U.S. regulatory agencies. Historically, diclofenac has been used to treat pain from inflammatory and degenerative forms of osteoarthritis, musculoskeletal conditions, acute attacks of gout, kidney stones, and after operations or trauma. Currently, the only injectable form of diclofenac in Europe and other parts of the world is Voltarol(R). Voltarol(R) requires a slow (30 minutes or longer) infusion of a solution that is freshly prepared for each patient and is not available in the United States. Dyloject(TM) is a new Javelin formulation utilizing the same active ingredient as Voltarol(R), but is given as a single, brief injection. Worldwide, no comparable formulation of diclofenac has been available previously.

ABOUT JAVELIN
         Javelin is a specialty pharmaceutical company, applying innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market.

                                       ***

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.





INVESTOR CONTACT:                               MEDIA CONTACT:
The Investor Relations Group                    The Investor Relations Group
Christie Mazurek / Ross D'Eredita               Janet Vasquez
(212) 825-3210                                  (212) 825-3210

Javelin Pharmaceuticals, Inc.
June Gregg
(212) 554-4550


                                       3